AMENDMENT

              to the Risk Premium Reinsurance Agreement between the
                    CENTURY LIFE OF AMERICA of Waverly, Iowa,
                   hereinafter referred to as the "REINSURED,"
                                       and
       THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,
                    hereinafter referred to as the "LINCOLN,"
effective September 1, 1983.

    The reinsurance premium for the REINSURED'S Other Insured Rider with issue amounts of $10,000 to $24,999, shall be the REINSURED'S cost of insurance rates, attached hereto, charged the insured per thousand of the net amount at risk times the following percentages and applied to reinsurance under the above-mentioned reinsurance agreement on and after the first day of February, 1986.

                                                     Policy Year
Smoking Status          Issue Age          1            2-10          11+
--------------          ---------          -            ----          ---
Nonsmoker                 0-49             0%            80%          90%
                            50+            0             70           70

Smoker                    0-49             0             94           94
                            50+            0             84           90

For the REINSURED'S Other Insured Rider with issue amounts greater than $24,999, the reinsurance premium shall be as described in Schedule D, Part V of the above-mentioned reinsurance agreement.

    It is expressly understood and agreed that the provisions of this amendment shall be subject to all the terms and conditions of the reinsurance agreement of which this amendment is a part which do not conflict with the terms hereof.

Revision No. 10

    IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

CENTURY LIFE OF AMERICA

By /s/ Daniel E. Meylink             By /s/ James P. Anderson
   ----------------------------         ----------------------------
                                        VP - Legal & Asst. Secretary

Date  Nov. 18, 1986                  Date  Nov. 18, 1986
     --------------------------           --------------------------

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By /s/ Bruce D. Barton               By /s/ Larsh Rothert
   ----------------------------         ----------------------------
      Vice President                      Assistant Secretary

Date  12/5/86                        Date  11/25/86
     --------------------------           --------------------------